As filed with the Securities and Exchange Commission on May 12, 2021

Registration No. 333-223322

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to

FORM S-8

REGISTRATION STATEMENT

No. 333-223322

UNDER

THE SECURITIES ACT OF 1933

LIBERTY LATIN AMERICA LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda	98-1386359 (I.R.S. Employer Identification No.)

(Address of Principal Executive Offices) (Zip Code)

Liberty Latin America 401(k) Savings Plan

(Full title of plan)

John M. Winter, Esq.	Copy to:
Liberty Latin America Ltd.
Clarendon House,	Beverly B. Reyes, Esq.
2 Church Street,	Baker Botts L.L.P.
Hamilton HM 11, Bermuda	30 Rockefeller Plaza
(303) 925-6000	New York, New York 10112
(Name, Address and Telephone Number, Including	(212) 408-2500
Area Code, of Agents for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

Liberty Latin America Ltd. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-223322) (the “Registration Statement”) with the U.S. Securities and Exchange Commission on February 28, 2018. The Registration Statement covered an aggregate of 300,000 of the Registrant’s Class C common shares, par value $0.01 per share (the “Class C common shares”), to be issued under the Liberty Latin America 401(k) Savings Plan (the “Plan”) and an indeterminate amount of plan interests (the “plan interests”).

Prior to the date hereof, participants in the Plan may no longer invest their Plan contributions in the Class C common shares under the Plan. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, this post-effective amendment (this “Post-Effective Amendment”) is being filed to remove from registration the plan interests not issued pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 12, 2021.

LIBERTY LATIN AMERICA LTD.

By:	/s/ John M. Winter

Name: John M. Winter Title: Senior Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Committee for the Liberty Latin America 401(k) Savings Plan has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 12, 2021.

LIBERTY LATIN AMERICA 401(k) SAVINGS PLAN

By:	/s/ William H. Brierly

Name: William H. Brierly Title: Member of Plan Committee

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.